Exhibit 99

NEWS RELEASE
TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2011 FIRST QUARTER EARNINGS

Honesdale, PA, April 22, 2011/ Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported first quarter 2011 earnings of $1,270,000, an increase of 15.2% over $1,102,000 reported for the first quarter 2010.  A key component of this increase was net interest income, which increased 17.4% in the first quarter of 2011 as compared to that quarter in 2010. As a result, earnings per share were $.79 for the first quarter 2011, representing an increase of 12.9% over the same quarter 2010.  This level of net income provided a return on average stockholders’ equity of 9.93%, and a return on average assets of .94%, for the first quarter of 2011, an increase of 7.8% and 14.6%, respectively, over the first quarter 2010.  Payment of a $.36 per share cash dividend produced a yield of 3.74%.

The Company ended the first quarter 2011 with total assets of $543,331,000, a decrease of 1.8% from the first quarter 2010. This slight decline was part of the strategic effort to increase net interest income. Loans increased $14,798,000 to $422,468,000, a growth of 3.6% over prior year. Deposits ended the quarter at $450,567,000, a slight decrease of 1.5% from March 31, 2010 while stockholders’ equity increased 6.4% to $51,492,000 at March 31, 2011.

Gary C. Beilman, President and Chief Executive Officer, commented “I am happy to say that Dimeco has started the year on several positive notes. Through numerous interest rate repricings on both sides of the balance sheet and our ongoing cost containment efforts, net income is up significantly from last year, along with many of our financial ratios. This is not to say, however, that the continuing economic situation is without its consequences. Non-accrual loans continue to be at a higher level than a year earlier. Restricted cash flows have made it increasingly difficult for certain borrowers to maintain timely payment schedules, adding to nonperforming assets. Our commitment is to continue our efforts to work with all customers, with our primary goal to maintain a strong financial position, while being as fair as possible in dealing with troubled customers.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York.  The Bank offers a full array of financial services ranging from traditional products to electronic banking and wealth management services.  For more information on The Dime Bank, visit www.thedimebank.com.

DIMECO, INC.
CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended March 31,
	2011	2010
Interest Income
Interest and fees on loans	$5,445	$5,481
Investment securities:
Taxable	290	296
Exempt from federal income tax	290	256
Other	15	12
Total interest income	6,040	6,045

Interest Expense
Deposits	1,139	1,796
Short-term borrowings	23	25
Other borrowed funds	219	257
Total interest expense	1,381	2,078

Net Interest Income	4,659	3,967

Provision for loan losses	425	250

Net Interest Income After Provision for Loan Losses	4,234	3,717

Noninterest Income
Service charges on deposit accounts	271	343
Mortgage loans held for sale gains, net	82	50
Investment securities losses	(2)	-
Brokerage commissions	181	138
Earnings on bank-owned life insurance	108	106
Other income	303	324
Total noninterest income	943	961

Noninterest Expense
Salaries and employee benefits	1,777	1,674
Occupancy expense, net	306	305
Furniture and equipment expense	105	118
Professional fees	310	152
Data processing expense	179	187
FDIC insurance	189	177
Other expense	731	587
Total noninterest expense	3,597	3,200

Income before income taxes	1,580	1,478
Income taxes	310	376

NET INCOME	$1,270	$1,102

Earnings per Share - basic	$0.79	$0.70
Earnings per Share - diluted	$0.79	$0.70

Average shares outstanding - basic	1,598,218	1,575,103
Average shares outstanding - diluted	1,600,252	1,575,150

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
March 31,	2011	2010
Assets
Cash and due from banks	$4,680	$4,839
Interest-bearing deposits in other banks	2,660	14,635
Federal funds sold	-	3,000
Total cash and cash equivalents	7,340	22,474

Mortgage loans held for sale	92	-
Investment securities available for sale	82,977	95,369

Loans (net of unearned income of $16 and $74)	422,468	407,670
Less allowance for loan losses	7,115	6,467
Net loans	415,353	401,203

Premises and equipment	10,403	10,781
Accrued interest receivable	1,940	1,806
Bank-owned life insurance	9,778	9,267
Other real estate owned	3,995	1,073
Prepaid FDIC insurance	1,438	2,144
Other assets	10,015	9,129

TOTAL ASSETS	$543,331	$553,246

Liabilities
Deposits :
Noninterest-bearing	50,126	43,458
Interest-bearing	400,441	413,904
Total deposits	450,567	457,362

Short-term borrowings	17,908	17,584
Other borrowed funds	19,077	21,947
Accrued interest payable	698	1,031
Other liabilities	3,589	6,910

TOTAL LIABILITIES	491,839	504,834

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,652,318 and 1,650,868 shares issued	826	825
Capital surplus	6,273	6,134
Retained earnings	45,872	42,845
Accumulated other comprehensive income	588	675
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	51,492	48,412

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$543,331	$553,246

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)					% Increase
		2011		2010		(decrease)
	Performance for the three months ended March 31,
	Interest income	$6,040		$6,045		-0.1%
	Interest expense	$1,381		$2,078		-33.5%
	Net interest income	$4,659		$3,967		17.4%
	Net income	$1,270		$1,102		15.2%

	Shareholders' Value (per share)
	Net income - basic	$0.79		$0.70		12.9%
	Net income - diluted	$0.79		$0.70		12.9%
	Dividends	$0.36		$0.36		0.0%
	Book value	$32.22		$30.32		6.3%
	Market value	$38.50		$34.40		11.9%
	Market value/book value ratio	119.5%		113.5%		5.3%
*	Price/earnings multiple	12.2	X	12.3	X	-0.8%
*	Dividend yield	3.74%		4.19%		-10.7%

	Financial Ratios
*	Return on average assets	0.94%		0.82%		14.6%
*	Return on average equity	9.93%		9.21%		7.8%
	Shareholders' equity/asset ratio	9.48%		8.75%		8.3%
	Dividend payout ratio	45.57%		51.43%		-11.4%
	Nonperforming assets/total assets	3.20%		1.82%		75.8%
	Allowance for loan loss as a % of loans	1.68%		1.59%		5.7%
	Net charge-offs/average loans	0.25%		0.01%		2,400.0%
	Allowance for loan loss/nonaccrual loans	56.75%		83.98%		-32.4%
	Allowance for loan loss/non-performing loans	53.31%		72.30%		-26.3%

	Financial Position at March 31,
	Assets	$543,331		$553,246		-1.8%
	Loans	$422,468		$407,670		3.6%
	Deposits	$450,567		$457,362		-1.5%
	Stockholders' equity	$51,492		$48,412		6.4%

*	annualized

April 2011

Dear Shareholders:

It is with pleasure that I present this report of Dimeco, Inc. for the first quarter of 2011.  I am happy to say that your Company has started the year on several positive notes.  Through numerous interest rate repricings on both sides of the balance sheet and our ongoing cost containment efforts, net income for this quarter is up a significant 15% over that from last year.  Profitability of this magnitude has, in turn, greatly increased our return on average assets and return on average equity ratios.  Of special note to you, our shareholders, is that stockholders’ equity has grown by more than 6%, and our shareholders’ equity to asset ratio has expanded by over 8%.  All of this news, coupled with a dividend yield of 3.74%, is exciting information to share.

That is not to say, however, that the continuing economic situation is without its consequences.  We completed foreclosure on a commercial real estate property, adding $3 million to other real estate owned and charging off $746 thousand which was included in a specific reserve for that loan.  Two commercial real estate properties comprise the majority of the balance of other real estate owned, one is under agreement of sale with the closing expected to take place during the second quarter and we are aggressively marketing the commercial property which was added in the first quarter.  Non-accrual loans continue to be at a higher level than a year earlier, adding to the deterioration of credit quality ratios.  Restricted cash flows have made it increasingly difficult for certain borrowers to maintain timely payment schedules, adding to nonperforming assets.  As noted in recent quarterly reports, we have greatly enhanced our loan monitoring and collection activities.  We remain prudent and cautious during these uncertain economic times.

Our commitment is to continue our efforts to work with all customers, with our primary goal to produce the best possible results for you, our shareholders, while being as fair as possible in dealing with troubled customers.  We ask that you continue to recommend us for banking and wealth management services, as well as for investment in Dimeco, Inc. stock.  As always, your comments and questions are welcome.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer